Therapeutic Solutions International Announces Exclusive Patent License Agreement with its Subsidiary Emvolio, Inc.

Emvolio is developing products that can be used together to attack cancer at different levels,

as well as be used alone or in combination with existing therapies.

OCEANSIDE, CA--(Marketwired – May 10, 2017) - Therapeutics Solutions International, Inc., (OTC PINK: TSOI) announced today an exclusive licensing agreement with its subsidiary Emvolio, Inc. The patent out-licensed today to Emvolio, titled “Targeting the Tumor Microenvironment through Nutraceutical Based Immunoadjuvants” is an important and complimentary product to our previously announced licensing of StemVacs to Emvolio.

This product is being developed to allow clinicians to treat innate immune suppression by administration of oral apigenin/pterostilbene (Cancer DeTox Product) in order to decrease immune suppressive toxic molecules made by the tumor and tumor microenvironment. Specifically, the product is designed to inhibit the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine.

The central role of IDO in immune suppression has been demonstrated in tumors and pregnancy. The parallels between stimulation of immunity to cancer and the natural pathological process that occurs in victims of recurrent spontaneous abortion provide a means for identifying and assessing molecular targets. Various herbal compositions containing apigenin have previously been shown to inhibit successful pregnancy. Accordingly, we disclose the novel use of applying apigenin alone, or in combination with metformin, for stimulation of antitumor immunity, in part through derepression of IDO activity that is associated with tumors, or with the tumor microenvironment.

“It is with great excitement we license this patent to Emvolio today. Cancer Metabolic Detox is an integral part of Emvolio’s overarching approach to treating cancer. Cancer is known to compromise the immune system at different levels. We believe cancer treatment must attack cancer at different levels and Emvolio, with TSOI’s assistance, is developing products that can be used together, as well as to be used alone or in combination with existing therapies,” said Timothy Dixon, President and CEO of Therapeutic Solutions International.

“The unfortunate reality of cancer immunotherapy is that the immune system does not work in isolation. As we have seen with the advent of checkpoint inhibitors, although some advanced cancer patients undergo terrific responses, the majority still have a mediocre or suboptimal response. We believe that by developing combination approaches that target different aspects of the cancer-immune interaction, we may be able to successfully increase the percentage of responders. A similar combination approach was successfully used in HIV patients, which, resulted in patients living decades after infection,” said Dr. Thomas Ichim, CEO of Emvolio and Director of Therapeutic Solutions International.

About Therapeutic Solutions International, Inc.

The Company’s corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

About Emvolio, Inc.

The Company’s corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

CONTACT INFORMATION

Therapeutic Solutions International, Inc.

ir@tsoimail.com